Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2009, relating to the financial statements and financial highlights which appears in the March 31, 2009 Annual Report to Shareholders of Legg Mason Classic Valuation Fund, which comprises the Legg Mason Light Street Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “The Fund’s Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

July 27, 2009